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                                                                 Exhibit 10.17.1


Mr. Gregory Wolfond
Chief Executive Officer
49 Highland Crescent
Toronto, ON
M2L 1G7


Dear Greg:

                  RE: AMENDED AND RESTATED EMPLOYMENT AGREEMENT


In consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the full receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

AMENDMENT TO ORIGINAL AGREEMENT. This agreement (referred to herein as the "Agreement") amends, confirms and restates the terms of your original employment agreement with 724 dated April 13, 1998 ("Commencement Date"), pursuant to which 724 agreed to employ you as Chairman and Chief Executive Officer and pursuant to which you accepted such employment.

DUTIES.  So long as you are employed by 724:

(a) you will devote your full time and energy to the business and affairs of 724, well and faithfully serve 724, and use your best efforts, skills and abilities to promote the interests of 724;

(b) you will be Chairman of the Board of Directors and Chief Executive Officer of 724 and shall report to the Board of Directors in accordance with the provisions, relating to your employment as such, of the unanimous shareholders' agreement between 724 and its shareholders dated August 2, 1999 (the "Shareholders' Agreement").

(c) you will abide by any 724 policies that the Board of Directors of 724 may establish or amend having general application to 724's staff and management; and

(d) you acknowledge that the hours of work involved will vary and be irregular and are those hours required to meet the objectives of 724 and you acknowledge that this paragraph constitutes an agreement to work such hours where such agreement is required by applicable legislation.

COMPENSATION AND BENEFITS. Your compensation and benefits are listed in Schedule "A" attached hereto and forming part of this agreement. For greater certainty, the monthly salary set out in Schedule "A" represents a 5% increase from the annual salary payable to you prior to the date hereof. Your compensation will be payable bi-weekly and will be subject to such periodic review as may be deemed appropriate by 724 from time to time.
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OWNERSHIP OF WORK. You expressly acknowledge that 724 shall have all proprietary rights and intellectual property interests, including, without limitation, all patent rights, trademark rights, copyrights, mask work rights, moral rights, throughout the world (collectively, "Proprietary Rights") in connection with any Proprietary Information (as defined below) of 724.

"Proprietary Information" means all information and/or technology that you conceive of, create, discover, invent or develop (solely or jointly with others, whether or not such others are employees or consultants of 724), during your employment by 724 and as part of the service that you provide to 724 hereunder, if it:

(a) relates in any manner to the actual business, research or development of 724 (or its subsidiaries, affiliates, partnerships and joint ventures); or

(b) relates in any manner to the reasonably anticipated business, research or development of 724 (or its subsidiaries, affiliates, partnerships and joint ventures); or

(c) is suggested by or results from matters with which you are aware as a result of your employment with 724; or

(d) is suggested by or results from any task assigned to you or work performed by you for or on behalf of 724 (or its subsidiaries, affiliates, partnerships and joint ventures);

For greater certainty, Proprietary Rights include all proprietary rights and intellectual property interests in any modifications, enhancements, and improvements made to Proprietary Information which are conceived of, created, discovered, invented or developed by you and which are subject to the Pre-existing Proprietary Rights (as such term is defined below).

By way of example and without limitation, Proprietary Information includes (I) discoveries, inventions (whether patentable or not), mask works, trade secrets, algorithms, ideas, designs, techniques, processes or methods, formulas, and other know-how, and (ii) works of authoriship (whether published or unpublished), including, but not limited to, computer programs, files, applications, development tools, source code, object code, data programs, and other software, creative works, writings, drawings, designs, photographic or other renderings.

You hereby assign fully to 724 any and all rights, title and interest that you may have in the Proprietary Information to date or will later do so, whether or not such Proprietary Information is capable of intellectual property protection, and agree to sign appropriate documentation as requested by 724 to confirm such ownership. You also agree, in connection with any Proprietary Information, to promptly disclose them to 724 or its designee as appropriate, promptly execute a specific assignment of title to 724 or its designee, and do anything else reasonably necessary to enable 724 or its designee to secure patent, copyright or other forms of protection for the Proprietary Information in Canada, the United States, and in all other countries, at 724's expense. To that end you will execute, verify, and deliver such documents and perform such other acts (including appearances as a witness) as 724 may reasonably request in connection with applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof.
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In addition, you will execute, verify, and deliver assignments of such
Proprietary Rights to 724 or its designee when requested. Your obligation to assist 74 with respect to Proprietary Rights relating to Proprietary Information in any and all countries shall continue beyond the termination of your employment by 724, but 724 shall compensate you at a reasonable rate, after your termination for the time actually spent by you at 724's request on such assistance. In the event that 724 is unable for any reason, after reasonable effort, to secure from you your signature on any document needed in connection with the actions specified in this paragraph, you hereby irrevocably designate and appoint 724 and its duly authorized officers and agents as your agent and attorney in fact, to act for and, in your behalf, to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Agreement with the same legal force and effect as if executed by you.

Without limitation, all working papers, notes and memoranda or other manifestations of confidential data which are made or obtained by you during the term of your employment relating to the business of 724 shall be the property of 724 and will accordingly be provided to 724 upon termination of your employment.

ASSIGNMENT OF ADDITIONAL PROPRIETARY RIGHTS. You acknowledge and confirm that the terms and conditions of this Agreement concerning Proprietary Information (as defined herein) and the ownership of Proprietary Rights therein (as defined herein) are in substance the same as those terms and conditions which have governed your employment since you started with 724. For greater certainty, you specifically acknowledge and confirm that the paragraphs entitled "Ownership of Work", "Waiver of Moral Rights", "Confidential Data and Non-Disclosure" and "Pre-existing Proprietary Rights" of this Agreement are intended to apply to the entire period of your employment with 724.

You acknowledge that the Proprietary Information and Proprietary Rights therein created within the scope of your employment with 724, since the Commencement Date of your employment, belong to 724 by operation of law, whether they were created before or after the date of this Agreement. You acknowledge and confirm that your assignment of all Proprietary Right in the Proprietary Information as provided in the paragraph entitled "Ownership of Work", extends to all of such Proprietary Rights, whether acquired or developed before or after the date of this Agreement.

WAIVER OF MORAL RIGHTS. You hereby expressly and irrevocably waive any and all moral rights arising under copyright law that you, as author, may have with respect to any copyrighted works prepared by you for 724 in the course of your employment and you agree that 724 (and its subsidiaries, affiliates, partnerships, joint ventures, direct and indirect licensees) may modify, adapt, translate and use such works as it sees fit, provided however that if such work is so altered, you retain the right to not have your name associated with such alterations. You also expressly waive any right that you may have as author of a work of authorship to include your name in any Proprietary Information that is a work of authorship when such work is distributed publicly or otherwise.

CONFIDENTIAL DATA AND NON-DISCLOSURE. 724 (and its subsidiaries, affiliates, partnerships and joint ventures) will expend considerable time and money in acquiring and developing software, hardware, inventions, trade secrets, products, technology, techniques, methodologies, programs,
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present and future developments, sales literature and brochures, form documents, computer files, customer lists, customer and supplier relationships, corporate and financial information, marketing or sales strategies, and other information including confidential information and documents of third parties (the "confidential data") to which you may have access as a result of your employment by 724. You acknowledge that such confidential data is the property of 724 (and its subsidiaries, affiliates, partnerships and joint ventures), and third parties from which 724 has acquired confidential data, and agree that, during the term of your employment and any time thereafter, you will not, directly or indirectly, in any manner or for any reason whatsoever (other than in the ordinary and usual course of 724's (and its subsidiaries, affiliates, partnerships and joint ventures) business and for its benefit), disclose to any person, firm or corporation any of the confidential data or use any of the confidential data, except if the confidential data:

     (i)   is or becomes publicly available through no fault of yours;

     (ii)  is rightfully obtained by you from a third party;

     (iii) is disclosed with the written consent of the party whose information it is; or

     (iv) is disclosed pursuant to court order, other legal compulsion or required by law.

On termination of your employment or upon demand by 724, you agree to return to 724 (and its subsidiaries, affiliates, partnerships and joint ventures) all confidential data embodied or recorded in tangible form which is in your possession or control, including without limitation, all, working papers, notes and memoranda which are made or obtained by you during the term of your employment relating to the business of 724. Your obligation under this section will continue if your employment with 724 terminates for any reason.

You also agree not to disclose to 724 (and its subsidiaries, affiliates, partnerships and joint ventures), use in its business or cause it to use any information that is confidential to others. For greater certainty, You agree to not, at any time, disclose to, or discuss with, 724 (and its subsidiaries, affiliates, partnerships and joint ventures) employees any confidential or proprietary data belonging to your former employers.

PRE-EXISTING PROPRIETARY RIGHTS. Proprietary Rights, if any, including without limitation inventions, if any, whether patented or unpatented, which you conceived, created, or developed, of which became known to you prior to the commencement of your employment relationship with 724 ("Pre-existing Proprietary Rights") are excluded from the scope of this Agreement. For greater certainty, to your best knowledge, the Pre-existing Proprietary Rights referred to in this paragraph includes, without limitation, the Proprietary Information listed in Schedule "B" attached hereto.

NON-COMPETITION AND NON-SOLICITATION. You recognize that in performing the duties of your employment, you will occupy a position of trust and confidence, giving you knowledge with respect to many aspects of the business carried on by 724 (and its subsidiaries, affiliates, partnerships and joint ventures). Such knowledge shall be used solely in furtherance of the business interests of 724 (and its subsidiaries, affiliates, partnerships and joint ventures) and not in any manner which would be detrimental to it. You agree that so long as you are employed by
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724 and for one (1) year thereafter, unless you obtain the prior written consent of 724, you shall not directly or indirectly, in any manner or capacity whatsoever.

(a) carry on or be engaged in or hold any interest in or advise, manage or assist in (e.g. act as an officer, director, employee, independent contractor, partner, consultant, advisor, agent proprietor, trustee or investor) any business enterprise (e.g. division, subsidiary or business unit) of any entity in any country of the world where 724 does business or proposes to do business which offers or, based on your knowledge or information that is publicly available, proposes to offer any goods or services which directly competes with the goods or services offered or, based on your best knowledge, proposed to be offered by 724 (and its subsidiaries, affiliates, partnerships and joint ventures) as of the date on which your employment terminates ("Competitive Business"); or

(b) solicit or enter into any form of business arrangement with any person who was or is proposed to be a client or business partner of 724 (and its subsidiaries, affiliates, partnerships and joint ventures) at the date that your employment terminates, or during the prior one (1) year period, if such business arrangement or proposed business arrangement is in respect of a Competitive Business;

provided, however, that nothing in this paragraph shall prevent you from owning up to 5% of the voting stock of any entity.

724 hereby expressly acknowledges that you are involved as an investor, advisor, member of the board of directors, or in some other capacity with the following companies: (i) Bayshore Capital; (ii) RPM Technologies; (iii) iMoney; (iv) Blue Sky Capital Corporation; (v) 1319079 Ontario Inc.; (vi) Delano Technology Corp.;
(vii) Orchard Capital. 724 consents to your involvement with such companies, provided that you comply with your obligations of confidentiality to 724 in accordance with the terms of this Agreement, and further provided that to the extent that any such company is involved in or stands to be involved in a Competitive Business, you agree not to exert any day-to-day management control over such company.

If the provisions of this section are ever adjudicated to exceed the limitations on time or geographic scope permitted by applicable law, then such provisions shall be deemed reformed to the maximum time or geographic scope permitted by applicable law.

EMPLOYEES. You agree that during the term of your employment and for one (1) year thereafter, you will not, directly or indirectly, or assist others to, recruit, solicit or endeavour to entice away from 724 (or its subsidiaries, affiliates, partnerships and joint ventures) any individual who was or becomes an employee of or service provider to 724 (or its subsidiaries, affiliates, partnerships and joint ventures) at any time within the one (1) year period before or after termination of your employment.

COVENANTS REASONABLE AND INJUNCTION. You acknowledge that (a) the covenants contained in the paragraphs entitled "Confidential Data and Non-Disclosure", "Non-Competition and Non-Solicitation" and "Employees" are essential elements to this Agreement and that, but for your agreement to enter into such covenants, 724 would not have entered into this Agreement with you; and (b) since your breach of any of such provisions would cause serious and irreparable
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harm to 724 which could not adequately be compensated for in damages, and in the event of a breach by you of any of such provisions, you acknowledge that an injunction may be issued against you restraining you from any further breach of any such provision. The provisions of this paragraph shall not be construed so as to be derogation of any other remedy which 724 may have in the event of such a breach.

The existence of any claim or cause of action that you may have against 724 (or its subsidiaries, affiliates, partnerships and Joint ventures), whether pursuant to this Agreement or otherwise, shall not constitute a defence to the enforcement by 724 of the provisions of this paragraph or the paragraphs entitled "Confidential Data and Non-Disclosure", "Non-Competition and Non-Solicitation" and "Employees".

NON-DISPARAGEMENT. You agree that you shall not, during the term of your employment with 724 and for one year thereafter, in any communications with any customer or client of 724, or any of its affiliates, criticize, ridicule or make any statement which disparages or is derogatory of 724, or any of its affiliates, or any of their officers, directors, agents or employees.

NO CONFLICTING OBLIGATION. You represent and covenant that your entry into and performance of all the terms of this Agreement and of your responsibilities as an employee of 724 does not and will not breach any confidentiality, secrecy or other agreement or obligation, whether written or oral, that you have with or to any third party.

TERMINATION.  Your employment may be terminated by 724:

(a) without compensation if you, by reason of physical or mental disability, are unable to fulfill your obligations and duties hereunder on a full time basis (other than by reason of authorized vacation or leave) for a period in excess of 40 working days in any 4 month period;

(b)  without compensation, for cause, which shall include, without limitation:

     (i) any willful and continuing failure by you to observe and perform any of your covenants and obligations hereunder,

     (ii) fraud, dishonesty, gross negligence or willful malfeasance by you in connection with the performance of your duties hereunder; or

     (iii) any abuse of alcohol or drugs by you which adversely affects your ability to perform your duties hereunder; or

(c) without cause at any time upon giving you notice or payment in lieu of notice and severance, as required by any statutory and common law requirement applying to your employment with 724, and as provided in this Agreement, payable on your delivery of a release to the Board of Directors of 724.

The parties acknowledge and confirm that, notwithstanding the section entitled "Entire Agreement", nothing in this Agreement is intended nor shall be interpreted to interfere in any way with any provision of the Shareholders' Agreement that relates to your employment or the termination thereof, and 724 shall not take any action pursuant to this Agreement that would conflict with, or cause a breach by 724 of, any provision of the Shareholders' Agreement relating thereto.

COMPENSATION ON TERMINATION FOR DISABILITY. During any period that you fail to perform your duties hereunder as a result of disability due to physical or mental illness, you shall continue to receive the salary payable to you until your employment is terminated pursuant to subparagraph (a) in the paragraph entitled "Termination", provided that payments so made to you shall be reduced by the sum of the amounts, if any, payable to you, under any disability benefit plans of 724 or under any governmental disability insurance programmes or other plans in which you are a participant or pursuant to which you are entitled to receive benefits.

COMPENSATION ON TERMINATION FOR CAUSE. If your employment is terminated for cause, 724 shall pay you your salary and benefits through the date of termination and 724 shall have no further obligations to you under this Agreement or in connection with your employment by 724.

NOTICES. Any notice which may or is required to be given pursuant to this Agreement shall be in writing and shall be sufficiently given or made if mailed by prepaid registered mail, faxed or served personally upon the party for whom it is intended, addressed to the other party at the address or fax number first above written. The date of receipt of any notice, if served personally or by fax, shall be deemed to be the date of delivery thereof and, if mailed, the third business day after delivery.

ASSIGNMENT. You acknowledge that 724 may assign this Agreement and the benefits of your covenants and obligations under this Agreement to any person who purchases all or substantially all the assets of 724. In addition, this Agreement and the rights and obligations of 724 may be assigned at any time by 724 to an affiliate of 724. Subject to the foregoing, neither this Agreement nor any rights or obligations hereunder shall be assignable by any party without the prior written consent of the other party. Subject thereto, this Agreement shall enure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, legal personal representatives, successors (including any successor by reason of amalgamation or statutory arrangement of any party) and permitted assigns.

INVALIDITY AND SEVERABILITY. If a court of competent jurisdiction would otherwise adjudge, declare or decree all or any portion of the covenants set forth in this Agreement void or unenforceable in the circumstances, the portions thereof which would otherwise be held void or unenforceable shall, automatically and without further act on the part of either of us, but only as regards those matters or parties before the court, be reduced in scope, territory or duration of time to such an extent that such court would hold the same to be enforceable in the circumstances before the court, or alternatively, that provision shall be deemed to be severed herefrom, and the remaining provisions of this Agreement shall not be affected thereby and shall remain valid and enforceable.

FURTHER ASSURANCES. You agree to do such acts and execute such further documents, conveyances, deeds, assignments, transfers and the like, and will cause the doing of such acts and will cause the execution of such further documents as are within your power as 724 may in
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writing at any time and from time to time reasonably request be done and or executed, in order to give full effect to the provisions of this Agreement.

WAIVER OF RIGHTS. Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the party of any party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.
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                                  SCHEDULE "A"

                          COMPENSATION AND BENEFITS OF
                                  GREG WOLFOND

1. SALARY. Your salary will be $24,150 per month, any amount of which you may allocate to your RRSP.

2. BENEFITS. You will be entitled upon written notice to 724 to participate in any plans maintained from time to time by 724 for the benefit of 724's employees, including, but not limited to, those pertaining to group life, accident, dental, prescription, sickness and medical, and long term disability insurance.

3.   OTHER BENEFITS. You will be entitled to:

(a)  a reasonable amount for use of your personal automobile;

(b) annual membership dues and fees (excluding initial membership fees) in two social/sports clubs of your selection; and

(c)  to travel on business in the class of your choice.
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ENTIRE AGREEMENT.  THIS AGREEMENT AND THE SCHEDULES HERETO CONSTITUTE THE ENTIRE
AGREEMENT BETWEEN US PERTAINING TO YOUR EMPLOYMENT BY 724 AND SUPERSEDES AND MERGES ALL PRIOR AGREEMENTS, NEGOTIATIONS, DISCUSSIONS AND UNDERSTANDINGS, WRITTEN OR ORAL, BETWEEN US, INCLUDING ANY CONTRARY PROVISION CONTAINED IN A SEPARATE AGREEMENT WITH 724 WHICH YOU HAVE PREVIOUSLY OR CONTEMPORANEOUSLY EXECUTED. THIS AGREEMENT MAY BE AMENDED OR SUPPLEMENTED ONLY BY A WRITTEN AGREEMENT SIGNED BY BOTH 724 AND YOU.

CHOICE OF LAW.  This Agreement is governed by the laws of Ontario.

Dated: July 30, 1999            /s/ Gregory Wolfond
                               -------------------------------------
                                Signature

                                Gregory Wolfond
                               -------------------------------------
                               Please print name of Employee

                                49 Highland Crescent
                               -------------------------------------
                                Toronto, Ontario
                               -------------------------------------
                                M2L 1G7
                               -------------------------------------
                               Address



Received:

724 SOLUTIONS INC.

By:   /s/ Christopher Erickson
     -------------------------------------

  Christopher Erickson
 -----------------------------------
  President
 -----------------------------------
Name and Title

724 Solutions Inc.